Media Contact:	Investor Contact:

Barbara Henderson SVP, Worldwide Corp. Comm. (310) 410-9600 ext. 32736	Rich Goudis Chief Financial Officer (310) 410-9600 ext. 32222

HERBALIFE LTD. ANNOUNCES RECORD FIRST-QUARTER REVENUE OF $508.1 MILLION

LOS ANGELES, May 1, 2007 — Herbalife Ltd. (NYSE: HLF) today reported first-quarter net sales of $508.1 million, an increase of 11.5 percent compared to the same period of 2006. This record performance was largely attributable to continued growth in several of the company’s largest markets, including its two largest markets the U.S. and Mexico, which reported net sales growth of 22.5 percent and 12.6 percent, respectively, versus the first quarter of 2006. The company’s chief executive officer, Michael O. Johnson, said, “We are pleased to report our 13th consecutive quarter of double-digit year-over-year revenue growth and another record quarter for revenue and earnings. This performance was driven by the strength of our independent distributors, the success of their daily methods of operation, our products and our employees.”

During the first quarter 2007, a record 44,226 distributors qualified as new supervisors, an increase of 6.3 percent versus the first quarter of 2006. Total supervisors of 313,962 increased 21.1 percent versus first quarter 2006 and the company’s President’s Team increased 14.1 percent to 1,003 members. Additionally, based on its January 2007 re-qualification results, the company retained 42.5 percent of its distributor supervisors, an increase of 100 basis points from 2006.

Financial Performance

For the quarter ended March 31, 2007, the company reported net income of $41.2 million, or $0.55 per diluted share, compared to $38.7 million, or $0.53 per diluted share in the first quarter of 2006. The increase in net income was primarily attributable to strong net sales growth and a lower effective tax rate during the period, partially offset by $1.0 million in after-tax, employee-related costs incurred during the quarter relating to the company’s realignment for growth initiative and a $3.6 million increase in tax reserves. Excluding the impact of these realignment costs and other items1, first quarter 2007 net income increased 30.7 percent to $45.7 million, or $0.61 per diluted share, compared to $0.48 per diluted share in the first quarter of 2006.

The company invested $9.1 million in capital expenditures during the first quarter, primarily related to enhancements to its management information systems and additional infrastructure investments to improve distributor service levels. Additionally, the company pre-paid $29.5 million of its senior credit facility during the quarter.

First Quarter 2007 Business Highlights

Consistent with its distributor strategy, the company continued to support the development and training of its distributors during the first quarter, by hosting over 55,000 distributors globally at more than 40 major local and regional events. Highlights include the worldwide President’s Summit in the U.S.; regional Extravaganzas in Colombia and northeast Brazil; a Supervisor Spectacular and Leadership meeting in Japan and Korea; a Greater China Spectacular in Hong Kong along with a three-city doctor tour and a three-city CEO tour in China. Additionally, the company opened El Salvador as its 64th country in February.

The company also continued to support distributor business methods by expanding its distribution reach in key markets, enhancing product packaging and expanding the global distribution of its leading products. “We continue to focus our company resources on increasing product availability in Mexico while we strengthen our product line and services to better support our distributors’ daily methods of operations,” said Greg Probert, the company’s president and chief operating officer.

In March, the company received notification from China’s Ministry of Commerce that it had received a direct-selling license that permits the company to conduct a direct-selling business in Suzhou and Nanjing in the Jiangsu province. Over six million people live in Suzhou, the fifth largest Chinese city based upon GDP and approximately eight million people live in Nanjing, which is the second largest commercial center in East China after Shanghai.

Additionally, the company announced a five-year, multimillion dollar expansion of its agreement with AEG making Herbalife the presenting sponsor of the Los Angeles Galaxy. The agreement gives Herbalife on-jersey exposure for its brand beginning with the 2007 season.

Regional Performance

EMEA reported net sales of $143.2 million in the first quarter, up 1.2 percent versus the same period of 2006. However, excluding currency fluctuations, net sales decreased 5.5 percent. The performance was primarily attributable to growth in several of the region’s top markets, including Portugal, up 37.3 percent, Spain, up 18.1 percent, France, up 8.4 percent, and Italy, up 6.9 percent, in each case compared to the first quarter of 2006. These gains were partially offset by declines in other core markets including Germany and the Netherlands, which were down 21.1 percent and 19.5 percent, respectively, versus the comparable period of 2006. Total supervisors in the region, as of March 31, 2007, decreased 3.0 percent versus the same period in 2006.

North America reported net sales of $104.5 million in the first quarter, up 20.0 percent versus the same period of 2006. Excluding currency fluctuations, net sales increased 20.2 percent. Total supervisors in the region, as of March 31, 2007, increased 18.7 percent versus the same period in 2006.

Mexico and Central America reported net sales of $95.9 million in the first quarter, up 14.2 percent versus the same period of 2006. Excluding currency fluctuations, net sales increased 18.6 percent. Total supervisors in the region, as of March 31, 2007, increased 57.2 percent as compared to the same period in 2006.

SAM/SEA reported net sales of $55.8 million in the first quarter, up 28.3 percent versus the same period of 2006. Excluding currency fluctuations, net sales increased 23.6 percent. The growth in the region was primarily attributable a 52.4 percent increase in Thailand and a 94.1% increase in Colombia compared to the first quarter of 2006 coupled with the recent opening of Peru. Total supervisors in the region, as of March 31, 2007, increased 48.9 percent versus the same period in 2006.

Greater China reported net sales of $40.7 million in the first quarter, up 42.3 percent versus the same period of 2006. Excluding currency fluctuations, net sales increased 42.7 percent. The increase was primarily attributable to incremental sales in China up 173.4 percent, and 28.5 percent growth in Taiwan. Total supervisors in the region, as of March 31, 2007, increased 33.1 percent versus the same period in 2006.

Brazil reported net sales of $33.3 million in the first quarter, down 6.2 percent versus the same period of 2006. Excluding currency fluctuations, net sales decreased 10.0 percent. Total supervisors, as of March 31, 2007, increased 3.5 percent versus the same period in 2006.

North Asia reported net sales of $34.7 million in the first quarter, down 2.5 percent versus the same period of 2006. Excluding currency fluctuations, net sales decreased 3.0 percent. The performance reflects a 12.8 percent decline in Japan, mostly offset by a 14.6 percent increase in South Korea. Total supervisors in the region, as of March 31, 2007, decreased 1.3 percent versus the same period in 2006.

Second Quarter and Full Year 2007 Guidance

Based on its current business trends, the company is reaffirming second quarter 2007 diluted earnings per share guidance provided on April 25, 2007 in the range of $0.58 to $0.62. Additionally, for the full year 2007, the company is reaffirming its diluted earnings per share estimates in the range of $2.49 to $2.56 as announced on April 25, 2007. The company’s second quarter and full year 2007 diluted earnings per share estimates exclude severance expenses associated with the company’s realignment for growth initiative, any potential accretion/dilution related to the company’s $300 million share repurchase program, and the increase in tax reserves, which was reported in the first quarter 2007 financial results.

First Quarter Earnings Conference Call

Herbalife’s first quarter earnings conference call will be conducted on Wednesday, May 2, 2007 at 8 a.m. PST (11 a.m. EST). The conference call numbers are (866) 244-4519 for domestic calls and (703) 639-1171 for calls made from outside the United States. Additionally, the conference call will be webcasted. The link to the webcast is on the Investor Relations section of the company’s Web site at http://ir.herbalife.com/. An audio replay will be available following the completion of the conference call in MP3 format or by dialing (866) 219-1444 (domestic callers) and (703) 925-2474 (international callers) and entering access code 1069063. The webcast of the teleconference will be archived and available on Herbalife’s Web site.

About Herbalife Ltd.

Herbalife (http://www.herbalife.com) is a global network marketing company that sells weight-management, nutritional supplements and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 64 countries through a network of more than 1.5 million independent distributors. The company supports the Herbalife Family Foundation (http://www.herbalifefamilyfoundation.org) and its Casa Herbalife program to bring good nutrition to children. Please visit Investor Relations (http://ir.herbalife.com) for additional financial information.

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words, “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” or “anticipate” and any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

• our relationship with, and our ability to influence the actions of, our distributors;
• adverse publicity associated with our products or network marketing organization;
• uncertainties relating to interpretation and enforcement of recently enacted legislation in China governing direct selling;
• risk of our inability to obtain the necessary licenses to expand our direct selling business in China;
• adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;
• risk of improper action by our employees or international distributors in violation of applicable law;
• changing consumer preferences and demands;
• loss or departure of any member of our senior management team which could negatively impact our distributor relations and operating results;
• the competitive nature of our business;
• regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products, and network marketing program, including the direct selling market in which we operate;
• risks associated with operating internationally, including foreign exchange risks;
• our dependence on increased penetration of existing markets;
• contractual limitations on our ability to expand our business;
our reliance on our information technology infrastructure and outside manufacturers;
• the sufficiency of trademarks and other intellectual property rights;
• product concentration;
• our reliance on our management team;
• uncertainties relating to the application of transfer pricing, duties and similar tax regulations;
• taxation relating to our distributors,
• product liability claims; and
• there can be no assurance that we will purchase any of our shares in the open market or otherwise.

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1See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for more detail.

RESULTS OF OPERATIONS:

Herbalife Ltd.
Consolidated Statements of Income
(In thousands, except per share data)

	Quarter Ended

	3/31/2006	3/31/2007

EMEA	$141,466	$143,198
Mexico & Central America	84,040	95,876
North America	87,049	104,571
SAMSEA	43,474	55,766
Brazil	35,576	33,295
Greater China	28,570	40,681
North Asia	35,613	34,712

Worldwide net sales	455,788	508,099
Cost of Sales	91,366	107,283

Gross Profit	364,422	400,816
Royalty Overrides	165,298	180,260
SGA	135,044	149,428

Operating Income	64,080	71,128
Interest Expense — net	6,015	2,204

Income before income taxes	58,065	68,924
Income Taxes	19,369	27,744
Net Income	38,696	41,180

Basic Shares	69,947	71,722
Diluted Shares	73,451	74,943

Basic EPS	$0.55	$0.57

Diluted EPS	$0.53	$0.55

Herbalife Ltd.
Consolidated Balance Sheets
(In thousands)

	Dec 31, 2006	March 31, 2007
ASSETS
Current Assets:
Cash & cash equivalents	$154,323	$162,207
Inventory, net	146,036	130,114
Other current assets	155,348	154,430

Total Current Assets	455,707	446,751

Property and equipment, net	105,266	106,182
Other Assets	30,931	31,138
Goodwill	113,221	112,964
Intangible assets, net	311,808	311,033

Total Assets	$1,016,933	$1,008,068

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	39,990	26,557
Royalty Overrides	116,896	103,899
Accrued expenses	149,575	134,403
Current portion of long term debt	5,599	4,290
Other current liabilities	11,432	27,406

Total Current Liabilities	323,492	296,555

Long-term debt, net of current portion	179,839	149,892
Other long-term liabilities	159,712	161,252

Total Liabilities	663,043	607,699

Shareholders’ equity:
Common shares	143	144
Additional paid in capital	132,755	138,533
Accumulated other comprehensive loss	(782)	(1,262)
Retained earnings	221,774	262,954

Total Shareholders’ Equity	353,890	400,369

Total Liabilities and Shareholders’ Equity	$1,016,933	$1,008,068

Herbalife Ltd.
Total Supervisors by Region

Region	3/31/2006	3/31/2007	% Chg

EMEA	69,537	67,417	-3%
Mexico and Central America	41,737	65,630	57%
North America	48,673	57,753	19%
SAM/SEA	33,376	49,690	49%
Brazil	28,981	29,997	4%
Greater China	20,406	27,157	33%
North Asia	16,526	16,318	-1%
Worldwide	259,236	313,962	21%

Herbalife Ltd.
Volume Points by Region
(in millions)

	Three Months Ended

Region	3/31/2006	3/31/2007	% Chg

Mexico and Central	136.4	154.7	13%
America
North America	130.7	162.3	24%
EMEA	148.9	140.4	-6%
SAM/SEA	56.7	75.5	33%
Brazil	44.7	40.3	-10%
Greater China	31.9	44.7	40%
North Asia	30.7	32.8	7%
Worldwide	580.0	650.7	12%

SUPPLEMENTAL INFORMATION

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following is a reconciliation of net income, presented and reported in accordance with U.S.
generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended

	3/31/2006	3/31/2007

Net income, as reported	$38,696	$41,180
Tax benefit resulting from an international
income tax audit settlement	(3,693)	-
Expenses associated with the realignment
for growth initiative	-	989
Increase in tax reserves		3,565

Net income, as adjusted	$35,003	$45,734

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items:

	Three Months Ended

	3/31/2006	3/31/2007

Diluted earnings per share, as reported	$0.53	$0.55
Tax benefit resulting from an international
income tax audit settlement	(0.05)	-
Expenses associated with the realignment
for growth initiative	-	0.01
Increase in tax reserves		0.05

Diluted earnings per share, as adjusted	$0.48	$0.61

Note: Amounts may not total due to rounding.

SCHEDULE B: FINANCIAL GUIDANCE

2007 Guidance

For the Three Months ending June 30, 2007 and Twelve Months Ending December 31, 2007

	Three Months Ending		Twelve Months Ending
	June 30, 2007		December 31, 2007
	Low	High	Low	High
Net sales growth vs. 2006	7.0%	10.0%	7.0%	10.0%

Effective tax rate (1)	35.0%	36.0%	35.0%	36.0%

EPS (2)	$0.58	$0.62	$2.49	$2.56

Cap Ex ($ mm’s)	$10.0	$12.0	$40.0	$45.0

(1) Excludes the increase in tax reserves which was reported in the first quarter 2007 financial results.

(2) Excludes the impact of expenses expected to be

incurred in 2007 relating to the company’s

realignment for growth initiative and the increase in tax reserves, which was reported in the first quarter 2007 financial results. Also excludes any potential accretion/dilution related to the company’s $300MM share repurchase program